INVESTMENT ADVISORY AGREEMENT
                                     BETWEEN
                       MUTUAL FUND VARIABLE ANNUITY TRUST
                                       AND
                         THE CHASE MANHATTAN BANK, N.A.
                                AND ITS SUCCESSOR



         AGREEMENT made as of the 6th day of May, 1996, by and between Mutual Fund Variable Annuity Trust, a Massachusetts business trust which may issue one or more series of shares (hereinafter the "Trust"), and The Chase Manhattan Bank, N.A., a national banking association, and its successor, The Chase Manhattan Bank, a New York state chartered bank (hereinafter the "Adviser").

         WHEREAS, the Trust is registered as an open-end, management investment company under the Investment Company Act of 1940, as amended (the "1940 Act") and serves as the underlying investment for certain variable annuity contracts issued by insurance company separate accounts; and

         WHEREAS, the Trust desires to retain the Adviser to furnish investment advisory services in connection with the series of the Trust listed on Schedule A (each, a "Portfolio" and collectively, the "Portfolios"), and the Adviser represents that it is willing and possesses legal authority to so furnish such services;

         NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, it is agreed between the parties hereto as follows:


1. Structure of Agreement. The Trust is entering into this Agreement on behalf of the Portfolios severally and not jointly. The responsibilities and benefits set forth in this Agreement shall refer to each Portfolio severally and not jointly. No individual Portfolio shall have any responsibility for any obligation with respect to any other Portfolio arising out of this Agreement. Without otherwise limiting the generality of the foregoing,

         (a) any breach of any term of this Agreement regarding the Trust with respect to any one Portfolio shall not create a right or obligation with respect to any other Portfolio;

         (b) under no circumstances shall the Adviser have the right to set off claims relating to a Portfolio by applying property of any other Portfolio; and



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         (c)      the business and contractual relationships created by this
                  Agreement, the consideration for entering into this Agreement, and the consequences of such relationships and consideration relate solely to the Trust and the particular Portfolio to which such relationship and consideration applies.

         2. Delivery of Documents. The Trust has delivered to the Adviser copies of each of the following documents and will deliver to it all future amendments and supplements thereto, if any:

         (a)      The Trust's Declaration of Trust;

         (b)      The By-Laws of the Trust;

         (c) Resolutions of the Board of Trustees of the Trust authorizing the execution and delivery of this Agreement;

         (d) The most recent Registration Statement under the Securities Act of 1933, as amended (the "1933 Act"), and the Investment Company Act of 1940, as amended (the "1940 Act"), on Form N-1A as filed with the Securities and Exchange Commission (the "Commission") (the "Registration Statement");

         (e) Notification of Registration of the Trust under the 1940 Act on Form N-8A as filed with the Commission; and

         (f) Prospectuses and Statements of Additional Information of the Portfolios (collectively, the "Prospectuses").

         3.       Appointment.

         (a) General. The Trust hereby appoints the Adviser to act as investment adviser to the Portfolios for the period and on the terms set forth in this Agreement. The Adviser accepts such appointment and agrees to furnish the services herein set forth for the compensation herein provided.

         (b) Employees of Affiliates. The Adviser may, in its discretion, provide such services through its own employees or the employees of one or more affiliated companies that are qualified to act as an investment adviser to the Trust under applicable laws and are under the control of The Chase Manhattan Corporation, the parent of the Adviser; provided that (i) all persons, when providing services hereunder, are functioning as part of an organized group of persons, and (ii) such organized group of persons is managed at all times by authorized officers of the Adviser.


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         (c)      Sub-Advisers. It is understood and agreed that the Adviser may from time to time employ or associate with such other entities or persons as the Adviser believes appropriate to assist in the performance of this Agreement with respect to a particular Portfolio or Portfolios (each a "Sub-Adviser"), and that any such Sub- Adviser shall have all of the rights and powers of the Adviser set forth in this Agreement; provided that a Portfolio shall not pay any additional compensation for any Sub-Adviser and the Adviser shall be as fully responsible to the Trust for the acts and omissions of the Sub-Adviser as it is for its own acts and omissions; and provided further that the retention of any Sub-Adviser shall be approved in advance by (i) the Board of Trustees of the Trust and (ii) the shareholders of the relevant Portfolio if required under any applicable provisions of the 1940 Act. The Adviser will review, monitor and report to the Trust's Board of Trustees regarding the performance and investment procedures of any Sub-Adviser. In the event that the services of any Sub-Adviser are terminated, the Adviser may provide investment advisory services pursuant to this Agreement to the Portfolio without a Sub-Adviser and without further shareholder approval, to the extent consistent with the 1940 Act. A Sub-Adviser may be an affiliate of the Adviser.

         4.       Investment Advisory Services.

         (a) Management of the Portfolios. The Adviser hereby undertakes to act as investment adviser to the Portfolios. The Adviser shall regularly provide investment advice to the Portfolios and continuously supervise the investment and reinvestment of cash, securities and other property composing the assets of the Portfolios and, in furtherance thereof, shall:

                  (i) supervise all aspects of the operations of the Trust and each Portfolio;

                  (ii) obtain and evaluate pertinent economic, statistical and financial data, as well as other significant events and developments, which affect the economy generally, the Portfolios' investment programs, and the issuers of securities included in the Portfolios' portfolios and the industries in which they engage, or which may relate to securities or other investments which the Adviser may deem desirable for inclusion in a Portfolio's portfolio;

                  (iii) determine which issuers and securities shall be included in the portfolio of each Portfolio;

                  (iv) furnish a continuous investment program for each Portfolio;


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                  (v)      in its discretion and without prior consultation with
                           the Trust, buy, sell, lend and otherwise trade any stocks, bonds and other securities and investment instruments on behalf of each Portfolio; and

                  (vi) take, on behalf of each Portfolio, all actions the Adviser may deem necessary in order to carry into effect such investment program and the Adviser's functions as provided above, including the making of appropriate periodic reports to the Trust's Board of Trustees.

         (b) Covenants. The Adviser shall carry out its investment advisory and supervisory responsibilities in a manner consistent with the investment objectives, policies, and restrictions provided in: (i) each Portfolio's Prospectus and Statement of Additional Information as revised and in effect from time to time; (ii) the Trust's Declaration of Trust, By-Laws or other governing instruments, as amended from time to time; (iii) the 1940 Act; (iv) the provisions of the Internal Revenue Code of 1986, as amended, including Subchapters L and M, relating to Variable Contracts and regulated investment companies, respectively, (v) other applicable laws; and (vi) such other investment policies, procedures and/or limitations as may be adopted by the Trust with respect to a Portfolio and provided to the Adviser in writing. The management of the Portfolios by the Adviser shall at all times be subject to the review of the Trust's Board of Trustees.

         (c) Books and Records. The Adviser shall keep each Portfolio's books and records required by applicable law to be maintained by the Portfolios with respect to advisory services. The Adviser agrees that all records which it maintains for a Portfolio are the property of the Portfolio and it will promptly surrender any of such records to the Portfolio upon the Portfolio's request. The Adviser further agrees to preserve for the periods prescribed by the 1940 Act any such records of the Portfolio required to be preserved by such Rule.

         (d) Reports, Evaluations and other services. The Adviser shall furnish reports, evaluations, information or analyses to the Trust with respect to the Portfolios and in connection with the Adviser's services hereunder as the Trust's Board of Trustees may request from time to time or as the Adviser may otherwise deem to be desirable. The Adviser shall make recommendations to the Trust's Board of Trustees with respect to Trust policies, and shall carry out such policies as are adopted by the Board of Trustees. The Adviser shall, subject to review by the Board of Trustees, furnish such other services as the Adviser shall from time to time determine to be necessary or useful to perform its obligations under this Agreement.


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         (e)      Purchase and Sale of Securities. The Adviser shall place all orders for the purchase and sale of portfolio securities for each Portfolio with brokers or dealers selected by the Adviser, which may include brokers or dealers affiliated with the Adviser to the extent permitted by the 1940 Act and the Trust's policies and procedures applicable to the Portfolios. The Adviser shall execute portfolio transactions for the Portfolios in such a manner that the Portfolio's total cost or proceeds in each transaction is the most favorable to the Portfolio under the circumstances. The Trust understands that a substantial majority of each Portfolio's portfolio transactions will be transacted with primary market makers acting as principal on a net basis, with no brokerage commissions being paid by the Portfolio. Such principal transactions may, however, result in a profit to the market makers. In certain instances the Adviser may make purchases of underwritten issues at prices which include underwriting fees. In assessing the best overall terms available for any transaction, the Adviser shall consider all factors it deems relevant, including the breadth of the market in the security, the price of the security, the financial condition and execution capability of the broker or dealer, research services provided to the Adviser, and the reasonableness of the commission, if any, both for the specific transaction and on a continuing basis. In no event shall the Adviser be under any duty to obtain the lowest commission or the best net price for any Portfolio on any particular transaction, nor shall the Adviser be under any duty to execute any order in a fashion either preferential to any Portfolio relative to other accounts managed by the Adviser or otherwise materially adverse to such other accounts.

         (f) Selection of Brokers or Dealers. In selecting brokers or dealers qualified to execute a particular transaction, brokers or dealers may be selected who also provide brokerage and research services (as those terms are defined in Section 28(e) of the Securities Exchange Act of 1934) to the Adviser, the Portfolios and/or the other accounts over which the Adviser exercises investment discretion. The Adviser is authorized to pay a broker or dealer who provides such brokerage and research services a commission for executing a portfolio transaction for a Portfolio which is in excess of the amount of commission another broker or dealer would have charged for effecting that transaction if the Adviser determines in good faith that the total commission is reasonable in relation to the value of the brokerage and research services provided by such broker or dealer, viewed in terms of either that particular transaction or the overall responsibilities of the Adviser with respect to accounts over which it exercises investment discretion. The Adviser shall report to the Board of Trustees of the Trust regarding overall commissions paid by the Portfolios and their reasonableness in relation to the benefits to the Portfolios.


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         (g)      Aggregation of Securities Transactions. In executing portfolio transactions for a Portfolio, the Adviser may, to the extent permitted by applicable laws and regulations, but shall not be obligated to, aggregate the securities to be sold or purchased with those of other Portfolios or its other clients if, in the Adviser's reasonable judgment, such aggregation (i) will result in an overall economic benefit to the Portfolio, taking into consideration the advantageous selling or purchase price, brokerage commission and other expenses, and trading requirements, and (ii) is not inconsistent with the policies set forth in the Trust's registration statement and the Portfolio's Prospectus and Statement of Additional
                  Information. In such event, the Adviser will allocate the securities so purchased or sold, and the expenses incurred in the transaction, in an equitable manner, consistent with its fiduciary obligations to the Portfolio and such other clients.

         5. Expenses. (a) The Adviser shall, at its expense, provide the Portfolios with office space, furnishings and equipment and personnel required by it to perform the services to be provided by the Adviser pursuant to this Agreement. The Adviser also hereby agrees that it will supply to any sub-adviser or administrator (the "Administrator") of a Portfolio all necessary financial information in connection with the Administrator's duties under any Agreement between the Administrator and the Trust.

         (b) Except as provided in subparagraph (a), the Trust shall be responsible for all of the Portfolios' expenses and liabilities, including, but not limited to, taxes; interest; fees (including fees paid to its trustees who are not affiliated with the Adviser or any of its affiliates); fees payable to the Securities and Exchange Commission; state securities qualification fees; association membership dues; costs of preparing and printing Prospectuses for regulatory purposes and for distribution to existing shareholders; advisory and administration fees; charges of the custodian and transfer agent; insurance premiums; auditing and legal expenses; costs of shareholders' reports and shareholders' meetings; any extraordinary expenses; and brokerage fees and commissions, if any, in connection with the purchase or sale of portfolio securities.

         6. Compensation. (a) In consideration of the services to be rendered by the Adviser under this Agreement, the Trust shall pay the Adviser monthly fees on the first Business Day (as defined in the Prospectuses) of each month based upon the average daily net assets of each Portfolio during the preceding month (as determined on the days and at the time set forth in the Prospectuses for determining net asset value per share) at the annual rate set forth opposite the Portfolio's name on Schedule A attached hereto. If the fees payable to the Adviser pursuant to this paragraph begin to accrue before the end of any month or if this Agreement terminates before the end of any month, the fees for the period from such date to the end of such month or from the beginning of such month to the date of termination, as the case may be, shall be prorated according to the proportion which such period bears to the full month in which such effectiveness or termination occurs. For purposes of calculating each such monthly fee, the value of the Portfolios' net assets shall be computed in the manner specified in the Prospectuses and the


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Articles for the computation of the value of the Portfolios' net assets in connection with the determination of the net asset value of shares of the Portfolios' capital stock.

         (b) If the aggregate expenses incurred by, or allocated to, each Portfolio in any fiscal year shall exceed the lowest expense limitation, if applicable to such Portfolio, imposed by state securities laws or regulations thereunder, as such limitations may be raised or lowered from time to time, the Adviser shall reduce its investment advisory fee, but not below zero, to the extent of its share of such excess expenses; provided, however, there shall be excluded from such expenses the amount of any interest, taxes, brokerage commissions and extraordinary expenses (including but not limited to legal claims and liabilities and litigation costs and any indemnification related thereto) paid or payable by the Portfolio. Such reduction, if any, shall be computed and accrued daily, shall be settled on a monthly basis and shall be based upon the expense limitation applicable to the Portfolio as at the end of the last business day of the month. Should two or more of such expense limitations be applicable at the end of the last business day of the month, that expense limitation which results in the largest reduction in the Adviser's fee shall be applicable. For the purposes of this paragraph, the Adviser's share of any excess expenses shall be computed by multiplying such excess expenses by a fraction, the numerator of which is the amount of the investment advisory fee which would otherwise be payable to the Adviser for such fiscal year were it not for this subsection 6(b) and the denominator of which is the sum of all investment advisory and administrative fees which would otherwise be payable by the Portfolio were it not for the expense limitation provisions of any investment advisory or administrative agreement to which the Portfolio is a party.

         (c) In consideration of the Adviser's undertaking to render the services described in this Agreement, the Trust agrees that the Adviser shall not be liable under this Agreement for any error of judgment or mistake of law or for any act or omission or loss suffered by the Trust in connection with the performance of this Agreement, provided that nothing in this Agreement shall be deemed to protect or purport to protect the Investment Adviser against any liability to the Trust or its stockholders to which the Adviser would otherwise be subject by reason of willful misfeasance, bad faith or gross negligence in the performance of the Adviser's duties under this Agreement or by reason of the Adviser's reckless disregard of its obligations and duties hereunder or breach of fiduciary duty with respect to receipt of compensation.

         7. Non-Exclusive Services. Except to the extent necessary to perform the Investment Adviser's obligations under this Agreement, nothing herein shall be deemed to limit or restrict the right of the Adviser, or any affiliate of the Adviser, including any employee of the Adviser, to engage in any other business or to devote time and attention to the management or other aspects of any other business, whether of a similar or dissimilar nature, or to render services of any kind to any other corporation, firm, individual or association.


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         8. Effective Date; Modifications; Termination. This Agreement shall become effective on the date hereof (the "Effective Date"), provided that it shall have been approved by a majority of the outstanding voting securities of each Portfolio, in accordance with the requirements of the 1940 Act, or such later date as may be agreed by the parties following such shareholder approval.

         (a) Subject to prior termination as provided in sub-paragraph (d) of this paragraph, this Agreement shall continue in force for two years from the Effective Date and shall continue in effect from year to year thereafter, but only so long as the continuance after such date shall be specifically approved at least annually by vote of the Trustees of the Trust or by vote of a majority of the outstanding voting securities of each Portfolio.

         (b) This Agreement may be modified by mutual consent, such consent on the part of the Trust to be authorized by vote of a majority of the outstanding voting securities of each Portfolio.

         (c) In addition to the requirements of sub-paragraphs (a) and (b) of this paragraph, the terms of any continuance or modification of this Agreement must have been approved by the vote of a majority of those Trustees of the Trust who are not parties to this Agreement or interested persons of any such party, cast in person at a meeting called for the purpose of voting on such approval.

         (d) Either party hereto may, at any time on sixty (60) days prior written notice to the other, terminate this Agreement, without payment of any penalty, by action of its Trustees or Board of Trustees, as the case may be, or by action of its authorized officers or, with respect to a Portfolio, by vote of a majority of the outstanding voting securities of that Portfolio. This Agreement may remain in effect with respect to a Portfolio even if it has been terminated in accordance with this paragraph with respect to the other Portfolios. This Agreement shall terminate automatically in the event of its assignment as that term is defined under the 1940 Act.

         9. Board of Trustees Meetings. The Trust agrees that notice of each meeting of the Board of Trustees of the Trust will be sent to the Adviser and that the Trust will make appropriate arrangements for the attendance (as persons present by invitation) of such person or persons as the Adviser may designate.


         10. Governing Law. This Agreement shall be governed by the laws of the State of New York.


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         IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their respective officers thereunto duly authorized, and their respective seals to be hereunto affixed, all as of the date written above.



THE CHASE MANHATTAN BANK, N.A.                      MUTUAL FUND VARIABLE
                                                    ANNUITY TRUST


By:  _________________________                      By:_______________________
Name:                                               Name:
Title:                                              Title:


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                                   Schedule A


Portfolio:                                                               Fee:

International Equity Portfolio                                           0.80%
Capital Growth Portfolio                                                 0.60
Growth and Income Portfolio                                              0.60
Asset Allocation Portfolio                                               0.55
U.S. Treasury Income Portfolio                                           0.50
Money Market Portfolio                                                   0.25


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